UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2007

ALESCO FINANCIAL INC.

(formerly Sunset Financial Resources, Inc.)

(Exact name of registrant as specified in its charter)

Maryland	1-32026	16-1685692
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Cira Centre 2929 Arch Street, 17th Floor Philadelphia, Pennsylvania	19104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 701-9555

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Event That Accelerates or Increases a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On September 4, 2007, Alesco Financial Inc. (“AFN”) received written notice from the trustee of each of Kleros Real Estate CDO I, Ltd. (“KRE I”) and Kleros Real Estate CDO II, Ltd. (“KRE II”), in accordance with the Indenture of each of KRE I and KRE II, that on the September 4, 2007 payment date, AFN will not receive any cash flow distributions on the subordinated note and equity investments owned by AFN in these transactions. KRE I and KRE II provide long-term financing for approximately $2.0 billion of AFN’s mortgage-backed securities (“MBS”) portfolio. During the three-month period ended June 30, 2007, AFN had net investment income of $20.0 million or $0.36 per diluted common share, of which an aggregate of approximately $1.9 million or $0.04 per diluted common share was earned through its investments in KRE I and KRE II. KRE I and KRE II failed overcollateralization (“OC”) trigger tests which resulted in a change to the priority of payments to the debt and equity holders of KRE I and KRE II, respectively. Upon the failure of an OC test, the Indenture of each of KRE I and KRE II require cash flows that would otherwise have been distributed to AFN to be used to sequentially paydown the outstanding principal balance of the most senior noteholders (i.e. Class A-1A). The failure of the OC test were due to cumulative ratings agency downgrades, including the downgrades which took place on August 16, 2007, on certain MBS collateralizing the KRE I and KRE II transactions.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

ALESCO FINANCIAL INC.

Date: September 5, 2007	By:	/s/ John J. Longino
John J. Longino
Chief Financial Officer

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